Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is made as of the 17th day of July, 2009, by and between Technest Holdings, Inc. (the “Company”), a Nevada corporation, and each of the persons whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (the “Purchasers” and each individually as a “Purchaser”).

WHEREAS, each Purchaser wishes to purchase from the Company, and the Company wishes to sell to each Purchaser, certain shares (the “Shares”) of the Company’s Series D 5% Convertible Preferred Stock, par value $0.0001 per share (“Series D Preferred”) a copy of whose certificate of designation is set forth below in Exhibit B;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

SECTION 1  Sale of Securities.

1.1  Authorization of Sale of the Securities.  Subject to the terms and conditions of this Agreement, the Company has authorized the sale and issuance to the Purchasers of the number of Shares set forth next to each Purchaser’s name on Exhibit A hereof.

1.2  Agreement to Sell and Purchase the Shares.  At the Closing (as defined below), the Company will issue and sell the Shares to each Purchaser, severally and not jointly, and each Purchaser will buy the Shares from the Company set forth opposite such Purchaser’s name on Exhibit A, upon the terms and conditions hereinafter set forth, at the purchase price set forth on Exhibit A.

1.3  Several and not Joint Obligations.  The representations, warranties, covenants, agreements and obligations of the Purchasers under this Agreement are several and not joint.

1.4  Time of the Essence.  Time is of the essence in this Agreement.  If no Closing (as hereinafter defined) has take place by July 17, 2009, the Company may unilaterally and in its sole discretion terminate this Agreement as to any or all Purchasers, in which case no terminated party shall have any liability to or claim against the Company under or in connection with this Agreement or the transactions contemplated by this Agreement.

1.5  Closing.  Subject to and in reliance upon all of the representations, warranties, covenants, terms and conditions of this Agreement, the closing shall take place at the offices of the Company located in Bethesda, Maryland at 10:00 a.m., local time, on July 17, 2009, or at such other location, date and time as many be agreed upon between the applicable Purchasers and Company (such closing being called the “Closing”).

SECTION 2  Representations, Warranties and Covenants of the Company.

The Company hereby represents and warrants to, and covenants with, the Purchasers as follows:

3.1  Organization and Qualification.  The Company is a corporation, validly existing and in good standing under the laws of the State of Nevada; and the Company is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which qualification is required, except where the failure to be so qualified will not have a material adverse effect.

3.2  Issuance, Sale and Delivery of the Shares.  Both the Shares being purchased hereunder, and the underlying shares of the Company’s common stock into which the Shares may convert are duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than liens or encumbrances created or imposed upon the Purchasers.

3.3  Due Execution, Delivery and Performance of the Agreements.  The Company has full corporate power and authority to enter into this Agreement, to issue and sell the Shares, and perform the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions therein contemplated will not violate any provision of the Restated Articles of Incorporation or by-laws of the Company.

3.4  SEC Filings.  Each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007 is available on EDGAR (as such documents have since the time of their filing been amended, the “Information Documents”), which are all the documents (other than preliminary material) that the Company was required to file with the Commission since such date.  Except as disclosed to the Purchasers, as of their respective dates, the Information Documents complied in all material respects with  the requirements of the Exchange Act and the rules and regulations of the Commission thereunder applicable to the Information Documents, and none of the Information Documents contained at the time they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Authorized Shares.  The authorized capital stock of the Company consists of (i) 495,000,000 shares of Common Stock, $.001 par value per share, of which  20,676,739 shares have been issued and are outstanding as of the date hereof and (ii) 5,000,000 of Preferred Stock, of which 150 shares have been designated as Series A Preferred Stock, 64.631  shares of which have been issued and are outstanding;  1,149,425 shares have been designated as Series B Preferred Stock, none of which are outstanding;  1,149,425 shares have been designated as Series C Preferred Stock,  402,294 shares of which have been issued and are outstanding; 3,000 shares have been designated as Series D Preferred Stock, 1,640 shares of which have been issued and are outstanding as of the date hereof.  All issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable.

3.6 Brokers, Finders.  The Company has taken no action which would give rise to any claim by any person for brokerage commission, finder's fees or similar payments by Investor relating to this Agreement or the transactions contemplated hereby.  Investor shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated hereby.  The Company shall indemnify and hold harmless each of Investor, its employees, officers, directors, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees, as and when incurred.

3.7 Amendments, Modification or Waivers.  The Company shall pay all reasonable fees and expenses incurred by the Investor in connection with any amendments, modifications or waivers of this Agreement incurred in connection with the enforcement of this Agreement, including, without limitation, all reasonable attorneys’ fees and expenses. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.

SECTION 4  Representations, Warranties and Covenants of the Purchasers

4.1  Experience; Accredited Investor Status.  Each Purchaser, individually and not jointly, represents and warrants to, and covenants with, the Company that: (i) he is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, (ii) he is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company, and has requested, received, reviewed and understood all information he deems relevant in making an informed decision to purchase the Shares; (iii) he acknowledges that the offering of the Shares pursuant to this Agreement has not been reviewed by the Securities and Exchange Commission or any state regulatory authority; (iv) it is acquiring the Shares set forth next to his name on Exhibit A hereto, for his own account for investment only and with no intention of effecting a distribution any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares; (v) he will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), rules and regulations promulgated under the Securities Act and any applicable state securities or blue sky laws; (vi) he understands that the securities are “restricted securities” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that the Shares are illiquid in that they may not readily be resold and that the Company has no obligation or plan to register the resale of the Shares by the Purchaser under the Securities Act; (vii) he has, in connection with his decision to purchase Shares, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein; (viii) he has had an opportunity to discuss this investment with representatives of the Company and ask questions of them and such questions have been answered to his full satisfaction.

4.2  Acknowledgement of Risk.  Each Purchaser, individually and not jointly, recognizes that an investment in the Shares is speculative and involves a high degree of risk, including a risk of total loss of the Purchaser’s investment.  Each Purchaser, individually and not jointly, acknowledges that they have been afforded an opportunity to ask questions and to review any documents that might be necessary to evaluate the degree of risk involved in the transactions contemplated by this Agreement.

4.3  Acknowledgement of Company’s Reliance.  Each Purchaser, individually and not jointly, represents and warrants that all of the information provided to the Company or its agents or representatives concerning such Purchaser’s suitability to invest in the Company and the representations and warranties contained herein, are complete, true, and correct as of the date hereof, and understands that the Company is relying on the statements contained herein to establish an exemption from registration under U.S. federal and state securities laws.  Each Purchaser, individually and not jointly, represents and warrants that the address set forth in the signature page hereto is such Purchaser’s true and correct domicile.

4.4  Restrictions on Transfer.  Each Purchaser agrees to not, without the prior written consent of the Company, directly or indirectly, make any offer, sale, assignment, transfer, encumbrance, contract to sell, grant of an option to purchase or other disposition of any Shares beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Purchaser on the date hereof or hereafter acquired for a period of six months subsequent to the date hereof.  Each Purchaser agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of Shares except in compliance with this agreement.

SECTION 5.  Certain Covenants of the Company

5.1 Filings.  (i)  The Company undertakes and agrees to promptly and timely make all necessary filings and other applications in connection with the sale of the Shares to the Purchaser under any United States laws and regulations applicable to the Company, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Investor promptly after such filing.

5.2 Reporting Status.  So long as the Purchaser beneficially owns any of the Shares, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.  The Company will take all reasonable action under its control to obtain and to continue the listing and trading of its Common Stock (including, without limitation, all Converted Shares) on the principal exchange where its common stock is traded.

5.3 Available Shares.  The Company shall have at all times hereafter authorized and reserved for issuance, free from preemptive rights, shares of Common Stock sufficient to issue one hundred percent (100%) of the number of shares of Common Stock as may be required to satisfy the conversion rights of the Purchaser pursuant to the terms and conditions of the Certificate of Designation.

5.4 Negative Covenants.  So long as any of the Shares are outstanding, the Company shall not and shall not cause its subsidiaries to, without the affirmative vote of seventy five percent (75%) of the holders of the Shares then outstanding, (a) alter or adversely change the powers, preferences or rights given to the Shares, (b) alter or amend the Certificate of Designation associated with the Shares, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation or otherwise senior to or pari passu with the Shares, (d) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of any holders of the Shares, (e) increase the authorized or designated number of the Shares, (f) allow for the creation of a corporate obligation other than in the ordinary course of business, (g) allow the creation of any lien on any of its assets or the assets of any subsidiary, (h) issue any additional Shares (including the reissuance of any Shares previously converted into common stock) or (i) enter into any agreement with respect to the foregoing.

SECTION 6  Expenses.  Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated.

SECTION 7  Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent via overnight courier, sent by facsimile, or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

if to the Company, to:

Technest Holdings, Inc.
10411 Motor City Drive, Suite 650
Bethesda, MD 20817

or to such other person at such other place as the Company shall designate to the Purchasers in writing; and if to the Purchasers, at the address as set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company in writing pursuant to this Section 7.

SECTION 8  Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

SECTION 9  Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.  Each party hereto agrees to waive its right to a trial by jury in any proceeding in connection with any dispute associated with this Agreement.

SECTION 10  Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither party hereto shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed as of the date first above written by their duly authorized representatives shown below:

TECHNEST HOLDINGS, INC.

By:   /s/ Gino M. Pereira

Name: _________Gino M. Pereira_____________

Title:  _________Chief Executive Officer________

SOUTHRIDGE CAPITAL MANAGEMENT LLC

By:  /s/ Stephen Hicks

Name: _____Stephen Hicks__________________

Title:  ___President of the General Partner_______

 Exhibit A

Schedule of Purchasers

Name and Address:	Shares:	Purchase Price:
Southridge Capital Management LLC 90 Grove Street, Ridgefield CT	300	$150,000

Exhibit B

Certificate of Designation

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
FOR SERIES D 5% CONVERTIBLE PREFERRED STOCK
OF
TECHNEST HOLDINGS, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes, Technest Holdings, Inc., a Nevada corporation (the "Company"), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Restated Articles of Incorporation, as amended, of the Company, the Board of Directors of the Company has adopted the following resolution establishing a new series of Preferred Stock of the Company, consisting of Three Thousand (3,000) shares designated "Series D 5% Convertible Preferred Stock," with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions:

RESOLVED, that the Company's Board of Directors hereby approves the designation and issuance of the Series D 5% Convertible Preferred Stock according to the terms and conditions as set forth in Exhibit A and authorizes and instructs the Company's Executive Officers to proceed in filing the Certificate of Designation with the State of Nevada and to take such other action as shall be appropriate in connection with the issuance of the Series D 5% Convertible Preferred Stock.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Sections 78.315 and 78.1955 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.  Dated as of the 1st day of October, 2008.

TECHNEST HOLDINGS, INC., a Nevada corporation, By: /s/ Gino Pereira Name: Gino Pereira Title: President

EXHIBIT A

SECTION 1.   SERIES D 5% CONVERTIBLE PREFERRED STOCK TERMS

Section 1.      Designation, Amount and Par Value.  The series of preferred stock shall be designated as the Series D 5% Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated and authorized shall be Three Thousand (3,000).  Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value of $1,000 per share (the "Stated Value").

Section 2.      Dividends.

(a)           Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors either out of funds legally available therefor or through the issuance of shares of the Company’s common stock, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the earlier of December 31, 2008, or any Conversion Date (as defined below), cumulative dividends on the Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to five percent (5%) per annum, payable in cash or shares of Common Stock (as defined in Section 7) at the option of the Holders.  The Company may pay, at its option, accrued dividends at any time while the Preferred Stock remains outstanding.  The Company shall pay all accrued and unpaid dividends within five (5) days following either (a) the conversion of any or all of the Preferred Stock or (b) the redemption by the Company of any or all of the remaining outstanding shares of Preferred Stock.  The number of shares of Common Stock issuable as payment of dividends hereunder shall equal the aggregate dollar amount of dividends then being paid, divided by the Conversion Price (as defined in Section 5(c)) then in effect.  Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing the Issuance Date (as defined in Section 7), and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.  The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.  Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders of the Preferred Stock based upon the number of shares then held by each Holder in proportion to the total number of shares of Preferred Stock then outstanding.  In order for the Holders to exercise the right to have dividends paid in cash on any Conversion Date, the Holders must indicate such intention in the Conversion Notice, which notice will remain in effect for subsequent Conversion Notices until rescinded by the Holder in a written notice to such effect that is addressed to the Company.

(b)  Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends on the Preferred Stock (and must deliver cash in respect thereof) if:  (i)  the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is either insufficient to issue such dividends in shares of Common Stock or the Company has not duly reserved for issuance in respect of such dividends a sufficient number of shares of Common Stock, (ii) such shares are not listed for trading on the Nasdaq SmallCap Market or the OTC Bulletin Board ("OTC BB")(and any other exchange, market or trading facility in which the Common Stock is then listed for trading). Payment of dividends in shares of Common Stock is further subject to the provisions of Section 5.

(c)  So long as any shares of Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of seventy five percent (75%) of the shares of Preferred Stock then outstanding, redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3.     Voting Rights; Negative Covenants.  The Preferred Stock shall have the right to vote on an as converted basis on any matter that may from time to time be submitted to the Company’s shareholders for a vote, either by written consent or by proxy.  So long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of seventy five percent (75%) of the holders of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) or otherwise senior to or pari passu with the Preferred Stock, (d) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of the Preferred Stock, (e) increase the authorized or designated number of shares of Preferred Stock, (f) allow for the creation of a corporate obligation other than in the ordinary course of business, (g) allow the creation of any lien on any of its assets or the assets of any subsidiary, (h) issue any additional shares of Preferred Stock (including the reissuance of any shares of Preferred Stock converted for Common Stock) or (i) enter into any agreement with respect to the foregoing.

Section 4.     Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), and subject to the rights of the holders of the Company’s Series A Convertible Preferred Stock and Series C Convertible Preferred Stock then outstanding, the holders of the Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof (including liquidated damages, if any) then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Preferred Stock shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Preferred Stock.

Section 5.     Conversion.

(a)  Conversions at Option of Holder.  Each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (as defined in Section 7) at the option of a Holder, at any time and from time to time, from and after the issuance of the Preferred Stock.  A Holder shall effect conversions by surrendering to the Company the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit A (the "Conversion Notice").  Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Conversion Notice by facsimile (the "Conversion Date") and the Conversion Price determined as specified in Section 5(c) hereof.  If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to this Section 5(a).  Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

(b)   Not later than five (5) Trading Days after a Conversion Date, the Company will deliver to the holder (i) a certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Preferred Stock, (ii) one or more certificates representing the number of shares of Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Holder has elected to pay accrued and unpaid dividends in cash) and (iv) if the Holder has elected and is permitted hereunder to pay accrued dividends in shares of Common Stock, certificates representing such number of shares of Common Stock as are issuable on account of accrued dividends in such number as determined in accordance with Section 2(a).  The Company shall, upon request of the Holder, use reasonable efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions.  If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder as specifically determined by the Company, are not delivered to or as directed by the applicable holder by the third Trading Day after the Conversion Date, the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

(c) The conversion price for each share of Preferred Stock (the “Conversion Price”) on any Conversion Date shall be twenty cents ($0.20), subject to Section 5(d) and Section 6 below.  All calculations under this Section 5 shall be made to the nearest whole share of common stock.

(d)  If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser.  The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

(e)  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Preferred Stock, not less than 150% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(d)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(f)  Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the holder of the Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time.  If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(g)  The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(h)  Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(i)  Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Section 6.     Redemption; Adjustments to Conversion Price.

(a)           Redemption.

(i)
The Company shall have the obligation, subject to the Holder’s right of conversion under Section 5, to redeem from funds legally available therefor all or any portion of the then-outstanding and unconverted shares of the Preferred Stock at a price equal to the Redemption Price (defined below), at such time as the Company has received proceeds from the sale of EOIR, or if no such proceeds become available, as such time as the Company has funds legally available for redemption.  Any redemption pursuant to this Section 6(a)(i) shall be effected by the delivery of a notice to each holder of Preferred Stock to be redeemed, which notice shall indicate the number of shares of Preferred Stock of each holder to be redeemed and the date that such redemption is to be effected, which shall be the tenth (10th) day after the date such notice is deemed delivered (the "Redemption Date").  All redeemed shares of Preferred Stock shall cease to be outstanding and shall have the status of authorized but unissued preferred stock.

(b)     The Conversion Price shall be subject to adjustment from time to time as follows:

(i).           Sale.   If, for as long as any shares of Preferred Stock remain outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity (collectively, a “Sale”), the Company will require, in the agreements reflecting such transaction, that the surviving entity and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the holders of Common Stock of the Company are entitled to receive as a result of such transaction,  expressly assume the obligations of the Company hereunder.  Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the  Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of Preferred Stock might have been converted immediately before such merger, consolidation or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable.  In the event of any such proposed Sale, the Holder hereof shall have the right to either (i) convert all of any of the outstanding Preferred Stock by delivering a Notice of Conversion to the Company within 10 days of receipt of notice of such Sale from the Company or (ii) if the surviving entity in the transaction is not a publicly traded entity listed on a Principal Trading Market, demand a redemption of all or any of the outstanding  Preferred Stock at the  Redemption Price by delivering a notice to such effect  to the Company within ten (10) days of receipt of notice of such Sale from the Company.

(ii).           Spin Off.  If, for as long as any shares of Preferred Stock remain outstanding  the Company consummates a  spin off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off”) in which the Company, in addition to or in lieu of any other compensation received by the Company  for such business, operations or assets, causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder’s shares of Preferred Stock outstanding on the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the “Outstanding Preferred Stock”) been converted as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Securities”), and (ii) to be issued to the Holder upon the conversion of all or any of the Outstanding Preferred Stock, such amount of the Reserved Spin Off Securities equal to (x) the Reserved Spin Off Securities multiplied by (y) a fraction, of which (a) the numerator is the principal amount of the Outstanding Preferred Stock  then being converted, and (b) the denominator is the principal amount of the Outstanding Preferred Stock.

(iii).           Stock Splits, etc.  If, at any time while any shares of Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action.  By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Price shall be deemed to be such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

(iv).           Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 6, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any Holder of Preferred Stock, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price in effect at the time and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Designated Preferred Stock.

Section 7.  Definitions.  For the purposes hereof, the following terms shall have the following meanings:

"Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other government action to close.

"Closing Bid Price" shall mean the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the OTC Bulletin Board or such other exchange or trading facility on which the common stock is traded.

"Common Stock" means the common stock, $.001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

"Conversion Ratio" means, at any time, a fraction, the numerator of which is Stated Value plus accrued but unpaid dividends to the extent to be paid in shares of Common Stock and the denominator of which is the Conversion Price at such time.

“Issuance Date" means the earliest date on which a Holder receives shares of the Preferred Stock, regardless of the number of certificates which may be issued to evidence such Preferred Stock.

"Junior Securities" means the Common Stock and all other equity securities of the Company except for the Company’s Series A Convertible Preferred Stock and Series C Convertible Preferred Stock.

"Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the OTC BB or other principal stock exchange or quotation system on which the Common Stock is then listed or quoted or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the OTC BB or any stock exchange or quotation system, the closing bid price for a share of Common Stock in such other over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices, then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

"Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

"Redemption Price" shall be equal to the Stated Value of such shares of Preferred Stock plus all accrued dividends thereon.

"Trading Day" means (a) a day on which the Common Stock is traded on the OTC BB or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

EXHIBIT B

NOTICE OF CONVERSION

(To be executed by the registered holder
to convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series D 5% Convertible Preferred Stock indicated below, into shares of Common Stock, par value $.001 per share (the "Common Stock"), of Technest Holdings, Inc. (the "Company") according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
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Date to effect conversion

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Number of shares of Preferred Stock to be converted

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Number of shares of Common Stock to be issued

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Applicable conversion price

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Name of Holder
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Address of Holder

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Authorized Signature